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                                    EXHIBIT 99.1

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                                   WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660
Contacts:      Matthew P. Wagner                  Arnold C. Hahn
               President and                      Chief Financial Officer
               Chief Executive Officer
Phone:         310/477-2401                       949/863-2351
FAX:           310/231-0321                       949/757-5844

FOR IMMEDIATE RELEASE . . . WESTERN BANCORP DECLARES
REGULAR QUARTERLY DIVIDEND

August 25, 1998

Newport Beach, California . . . Western Bancorp today announced that the
Board of Directors has approved the declaration of a quarterly dividend of $0.15 per common share payable on September 25, 1998 to shareholders of record on August 28, 1998. This is the fourth quarterly dividend for Western.

Western serves its clients in Southern California through its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with sixteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Malibu, Marina del Rey, Beverly Hills, Century City, Westwood and Encino with thirteen branches and its specialized trust and investment management services.

On April 17, 1998 Western announced the signing of a definitive agreement to acquire the Bank of Los Angeles. Bank of Los Angeles has approximately $290 million in assets with branches in West Hollywood, Beverly Hills, Culver City, Encino and Glendale. Bank of Los Angeles will be merged into Santa Monica Bank. This transaction is expected to close late in the third quarter or early in the fourth quarter of 1998.

On July 24, 1998 Western announced the signing of a definitive agreement to merge with Peninsula Bank of San Diego. Peninsula Bank has $428 million in assets and has ten branches serving San Diego County. Peninsula Bank will retain its name and form the third banking hub for Western. John G. Rebelo, Jr. will remain Chairman and Chief Executive Officer of Peninsula Bank and will join the Western Board. Mr. Larry L. Willette will remain as President and Chief Administrative Officer of Peninsula Bank. This transaction is expected to close late in the fourth quarter of 1998 or early 1999.

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FORWARD-LOOKING STATEMENTS
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This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank and the Bank of Los Angeles.